DEF 14A

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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	Soliciting Material Pursuant to §240.14a-12

LSB Industries, Inc.
(Name of Registrant as Specified In Its Charter)

Not Applicable

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LSB INDUSTRIES, INC.
1B16 South Pennsylvania Avenue
3BPost Office Box 754
4BOklahoma City, OK 73101

5BNotice of Annual Meeting of Stockholders
6BTo Be Held June 10, 2010

To the Stockholders of
LSB Industries, Inc.

The Annual Meeting of the Stockholders of LSB Industries, Inc. (the “Company”) will take place at the Company’s offices located at 16 S. Pennsylvania Avenue, Oklahoma City, Oklahoma, on Thursday, June 10, 2010, at 11:30 a.m. (CDT), for the purpose of considering and acting upon the following matters:

(1)	The election of four nominees to the Board of Directors;
(2)	The ratification of the appointment of the independent registered public accounting firm; and
(3)	Any other business which properly may come before the meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on April 14, 2010, as the record date for the determination of holders of the common stock and voting preferred stock of the Company entitled to receive notice of, and to vote at, the annual meeting.

Your vote is important. To ensure the presence of a quorum at the annual meeting, please sign and promptly return the enclosed Proxy Card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.  In addition, you can vote by telephone or internet. Instructions are included on the proxy card.

The Company is distributing its 2009 Annual Report to Stockholders with the enclosed proxy soliciting material.

By order of the Board of Directors

David M. Shear
Senior Vice President,
Secretary and General Counsel

Oklahoma City, Oklahoma
May 10, 2010

LSB INDUSTRIES, INC.
2B16 South Pennsylvania Avenue
Post Office Box 754
7BOklahoma City, OK 73101

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2010

SOLICITATION OF PROXIES

Solicitation

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LSB Industries, Inc. (the “Company,” “we,” “us” or “our”) of proxies to be voted at the Annual Meeting of  Stockholders to take place on Thursday, June 10, 2010, at 11:30 a.m. at the Company’s offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma and at any adjournment thereof. This proxy statement and the proxy card are being first sent to the stockholders of the Company on or about May 10, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What matters are being considered?

You will be voting on each of the following items of business:

(1) The election of four nominees to the Board of Directors; and
(2) The ratification of the appointment of the independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” each of the proposals.

Will other matters be brought before the meeting?

The Board of Directors does not intend to bring any other matters before the annual meeting and does not expect any other items of business because the deadline for stockholder proposals and nominations has already past.  However, if any other matter is properly brought before the annual meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy with respect to any other matters that might be brought before the meeting.  Those persons intend to vote that proxy in accordance with their best judgment on such matter.

Who is entitled to vote at the meeting?

You may vote if you owned stock as of the close of business on April 14, 2010, which is the record date for determining who is eligible to vote at the annual meeting.

As of the close of business on the record date, we had the following shares of common stock and voting preferred stock issued and outstanding which were eligible to vote:

(a)	21,228,583 shares of common stock (excluding 4,143,362 shares held in treasury), with each share entitled to one vote;

(b)	497 shares of Convertible Noncumulative Preferred Stock (“Noncumulative Preferred”), with each full share entitled to one vote and each half share entitled to one-half of one vote;

(c)	20,000 shares of Series B 12% Cumulative Convertible Preferred Stock (“Series B Preferred”), with each share entitled to one vote; and

(d)	1,000,000 shares of Series D 6% Cumulative Convertible Preferred Stock (“Series D Preferred”), with each share entitled to .875 of one vote.

Shares of our Noncumulative Preferred, Series B Preferred and Series D Preferred are referred to as our “voting preferred stock.” All of our outstanding shares of common stock and voting preferred stock will vote together as a single class on all matters coming before the annual meeting.

What constitutes a quorum?

In order to conduct the annual meeting, we must have a quorum.  A majority of all of the outstanding shares of common stock and voting preferred stock, represented as a single class, entitled to notice of, and to vote at, the annual meeting, represented in person or by proxy, will constitute a quorum for the meeting.

What vote is required to approve the items under consideration?

•	Directors are elected by a plurality of the shares present in person or represented by proxy and entitled to vote at the annual meeting.
•
The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting.

How do I vote?

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the web address Hwww.envisionreports.com/lxu and following the instructions for internet voting.

•	Vote by Telephone, by dialing 1-800-652-VOTE (8683), which is a toll-free number, and following the instructions for telephone voting.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or by telephone.

Can I change my mind after I vote?

Yes, you may change your mind at any time before the polls close at the meeting. You can change your vote by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Secretary of the Company; or

•	voting in person at the meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the meeting. Your attendance at the meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

What if I sign and return my proxy card but I do not include voting instructions?

If you sign your proxy card and return it to us but you do not include voting instructions as to the proposal, your proxy will be voted “FOR” the proposals.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, (800) 884-4225 (US and Canada) and (781) 575-4706 (outside U.S. and Canada)

Will my shares be voted if I do not provide my proxy?

No.  If your shares are registered in your name, they will not be voted, unless you submit your proxy or vote in person at the meeting.  If you hold your shares directly in your own name, you must vote, either by completing, signing and delivering a proxy, voting by telephone or the internet, or attending the meeting and voting at the meeting.

If your stock is held in your brokerage account, you can instruct your broker how your shares should be voted.  If you fail to give your broker instructions, in some cases but not others the broker may submit a “broker non-vote.”

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.”  In these cases, the broker can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held of record by a broker, the NYSE rules permit your broker to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.  However, as a result of an NYSE rule change that is effective for the annual meeting, the broker may not vote on the election of directors without instructions from you.  Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Are abstentions counted?

If your proxy indicates an abstention from voting on the proposal, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Because abstentions represent shares entitled to vote, if you abstain from voting on a proposal, your abstention       (a) will have no effect on the election of directors and (b) will have the effect of a vote against the ratification of the appointment of the independent registered public accounting firm.

Who will count the votes?

All votes will be tabulated by our transfer agent, Computershare Trust Company, N.A., who will serve as the inspector of election for the annual meeting.

What is the deadline for submission of stockholder proposals for the 2011 annual meeting?

If you wish to submit proposals to be included in our proxy statement for our 2011 annual meeting, proposals must be received at our principal executive offices in writing not later than January 10, 2011.  Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act.

The deadline for providing us with timely notice of matters that you otherwise desire to introduce at our next annual meeting of stockholders, other than those that will be included in our proxy materials, is not later than January 10, 2011, but not before December 10, 2010; provided that if the date of the annual meeting is more than 30 days before or more than 60 days after such date, the notice must be received not later than 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was made.  The written notice must set forth the information specified in the Bylaws.

If you wish to present a proposal, but you fail to notify us by such deadline, you will not be entitled to present the proposal at the meeting.  We suggest that you submit your proposals by registered mail, return receipt requested, attention: Secretary.

Who is paying the cost of this solicitation?

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited on our behalf by our directors, officers or employees, without additional consideration, in person or by telephone, electronic transmission and facsimile transmission. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners.  We have also retained and will pay for the services of Georgeson, Inc. to assist in the solicitation of proxies for a fee of $6,250, plus reasonable charges and out-of-pocket expenses incurred by them.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the annual meeting during ordinary business hours commencing 10 days before the annual meeting.  The list will be maintained at our principal executive offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma.

12BPROPOSAL 1

11BELECTION OF DIRECTORS

General

The Board of Directors has nominated Charles A. Burtch, Robert A. Butkin, Jack E. Golsen and Horace G. Rhodes to each serve a three-year term expiring in 2013. Each of the nominees is presently serving as a director of the Company.

If any of the nominees become unable or unwilling to serve for good cause (an event which the Board of Directors does not anticipate), the person or persons named in the proxy card as the proxies will vote for the election of the person or persons recommended by a majority of the independent directors then serving on the Board of Directors. The proxies cannot be voted for a greater number of persons than the number of nominees.

Our Certificate of Incorporation and Bylaws provide for the division of the Board of Directors into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year, with each class of directors elected for a term of three years and until their successors are duly elected and qualified. Messrs. Burtch, Butkin, Golsen and Rhodes are in the class whose term is expiring as of the annual meeting, and are standing for election to serve a term that will expire in 2013.

The Company’s Bylaws provide that the Board of Directors, by resolution from time to time, may fix the number of directors that shall constitute the whole Board of Directors. The Bylaws presently provide that the number of directors may consist of not less than three or  more than fourteen. The Board of Directors currently consists of fourteen members.

Only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as directors. Pursuant to the August 20, 2009 amendments to our Bylaws, nominations of persons for election to the Board of Directors may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors; or (ii) by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in our Bylaws. A director nomination made by a stockholder must be delivered or mailed to and received at our principal executive offices not less than 120 nor more than 150 days prior to the date of the meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such date, notice by the stockholder to be timely must be so delivered, or mailed and received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was so made. The Bylaws also provide that a stockholder meeting the above notice requirements may nominate an independent director in the Company’s proxy statement, if the specified conditions set forth in our Bylaws, including requisite ownership of the Company’s voting securities, are satisfied.

Our Nominating and Corporate Governance Committee (“Nominating Committee”) reviews the composition of the Board of Directors to assess the Board’s performance, composition, and effectiveness.  The Nominating Committee values certain characteristics to all Board members, including personal and professional integrity, reputation, outstanding professional achievement, and sound business judgment.  The Nominating Committee evaluates each individual director in the context of the Board as a whole with the goal of recommending an effective group with a diversity of qualifications, experience and skills, resulting in a Board that exercises sound business judgment in the interest of our business and our shareholders.

The following sets forth certain information regarding the nominees and all other directors whose term will continue after the annual meeting.
Nominees

The following four directors’ terms will expire at this year’s annual meeting.  Each of these directors has been nominated and is standing for election to serve a term that will expire in 2013.

Charles A. Burtch, age 74. Mr. Burtch first became a director in 1999. His term will expire in 2010. Mr. Burtch was formerly Executive Vice-President and West Division Manager of BankAmerica, where he managed BankAmerica’s asset-based lending division for the western third of the United States. He retired in 1998 and has since been engaged as a private investor. Mr. Burtch is a graduate of Arizona State University. Mr. Burtch’s financial experience and his experience as executive vice president of a large commercial bank, among other factors, led the Board to conclude that he should serve as a director.

Robert A. Butkin, age 57.  Mr. Butkin first became a director in August 2007.  His term will expire in 2010.  Mr. Butkin is currently a Professor of Law at the University of Tulsa College of Law. He was Dean of the Tulsa College of Law from 2005 to 2007. Mr. Butkin also serves as President of BRJN Capital Corporation a private investment company. Mr. Butkin served as Assistant Attorney General for the State of Oklahoma from 1987 to 1993, and served from 1995 to 2005 as the State Treasurer of Oklahoma. He has served in various organizations, including holding the presidency of the Southern State Treasurers Association.  He chaired the Banking, Collateral and Cash Management Committee for the National Association of State Treasurers (“NAST”).  In addition, from 1981 to 1995, he served on the Board of Citizens Bank of Velma, Oklahoma, and he served as Chairman of the Board of that bank from 1991 to 1994. He attended and received a Bachelor of Arts degree from Yale College. He received his Juris Doctorate from the University of Pennsylvania Law School in 1978. Mr. Butkin’s leadership skills and financial experience obtained through serving as State Treasurer of Oklahoma, chairman of the banking committee of NAST, leading his private investment company, and service as the dean of a major law school in the State of Oklahoma, among other factors, led the Board to conclude that he should serve as a director.

Jack E. Golsen, age 81. Mr. Golsen first became a director in 1969. His term will expire in 2010. Mr. Golsen, founder of the Company, is our Chairman of the Board of Directors and Chief Executive Officer and has served in that capacity since our inception in 1969. Mr. Golsen served as our President from 1969 until 2004. During 1996, he was inducted into the Oklahoma Commerce and Industry Hall of Honor as one of Oklahoma’s leading industrialists. Mr. Golsen has a Bachelor of Science degree from the University of New Mexico. Mr. Golsen is a Trustee of Oklahoma City University. During his career, he acquired or started the companies which formed the Company. He has served on the boards of insurance companies, several banks and was Board Chairman of Equity Bank for Savings N.A. which was formerly owned by the Company. In 1972 he was recognized nationally as the person who prevented a widespread collapse of the Wall Street investment banking industry.  Refer to “The Second Crash” by Charles Ellis, and five additional books about the Wall Street crisis.  Mr. Golsen’s demonstrated leadership skills and extensive experience and understanding in all industries in which the Company operates, his financial experience and broad business knowledge, among other factors, led the Board to conclude that he should serve as a director.

Horace G. Rhodes, age 82. Mr. Rhodes first became a director in 1996. His term will expire in 2010. Mr. Rhodes is the Chairman of the law firm of Kerr, Irvine, Rhodes & Ables and has served in such capacity and has practiced law for many years. From 1972 until 2001, he served as Executive Vice President and General Counsel for the Association of Oklahoma Life Insurance Companies and since 1982 served as Executive Vice President and General Counsel for the Oklahoma Life and Health Insurance Guaranty Association (“OLHIGA”). Mr. Rhodes received his undergraduate and law degrees from the University of Oklahoma. Mr. Rhodes’ experience as a leader of an Oklahoma law firm, his depth of understanding of corporations and business transactions obtained through 40 years of practice as a corporate lawyer with expertise in mergers and acquisitions, his financial and investment experience gained through one year as treasurer and seven years as president of a life insurance company, together with his unique financial experience as an insurance industry regulator for three years, among other factors, led the Board to conclude that he should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE FOUR NOMINEES AS DIRECTORS OF THE COMPANY

Continuing Directors

The following 10 directors will continue in office until the expiration of their respective terms.

Raymond B. Ackerman, age 87. Mr. Ackerman first became a director in 1993. His term will expire in 2011. From 1952 until his retirement in 1992, Mr. Ackerman served as Chairman of the Board and President of Ackerman McQueen, Inc., the largest advertising and public relations firm headquartered in Oklahoma. He currently serves as Chairman Emeritus of the firm. He retired as a Rear Admiral in the United States Naval Reserve. He is a graduate of Oklahoma City University, and in 1996, was awarded an honorary doctorate from the school. He was elected to the Oklahoma Hall of Fame in 1993 and the Oklahoma Commerce and Industry Hall of Honor in 1998.  He served as the President of the Oklahoma City Chamber of Commerce, the United Way, Allied Arts and six other Oklahoma City non-profit organizations. Mr. Ackerman’s advertising and public relations experience, and his leadership skills and business experience, among other factors, led the Board to conclude that he should serve as a director.

Robert C. Brown, M.D., age 78. Dr. Brown first became a director in 1969. His term will expire in 2012. Dr. Brown has practiced medicine for many years and is Vice President and Treasurer of Plaza Medical Group, P.C.  Dr. Brown received both his undergraduate and medical degrees from Tufts University after which he spent two years as a doctor in the United States Navy and over three years at the Mayo Clinic.  Dr. Brown is also a Clinical Professor at Oklahoma University Health Science Center.  Dr. Brown has experience with and insight into all aspects of developing and growing a company and as President and Chief Executive Officer oversaw the launch and sale of a medical claims clearinghouse which was sold, ultimately, to WebMD.  Dr. Brown is currently President and Chief Executive Officer of ClaimLogic L.L.C., a medical claims clearinghouse specializing in the provision of medical clearinghouse services to university affiliated hospitals and other medical providers throughout the United States.  Dr. Brown served as President of the Medical Staff of Baptist Medical Center of Oklahoma.  He is a Board member of Integris Physicians Services, Inc. Dr. Brown’s leadership experience, entrepreneurial business experience and broad range of knowledge of the Company history and business through his service as a director, among other factors, led the Board to conclude that he should serve as a director.

Barry H. Golsen, J.D., age 59. Mr. Golsen first became a director in 1981. His term will expire in 2012. Mr. Golsen was elected President of the Company in 2004. Mr. Golsen has served as our Vice Chairman of the Board of Directors since August 1994, and has been the President of our Climate Control Business for more than five years. Mr. Golsen served as a director of the Oklahoma branch of the Federal Reserve Bank. Mr. Golsen has both his undergraduate and law degrees from the University of Oklahoma. Mr. Golsen’s extensive experience in the climate control industry, his depth of knowledge and understanding of the business in which the Company operates, and his demonstrated leadership skills within the Company, among other factors, led the Board to conclude that he should serve as a director.

David R. Goss, age 69. Mr. Goss first became a director in 1971. His term will expire in 2012. Mr. Goss, a certified public accountant, is our Executive Vice President of Operations and has served in substantially the same capacity for more than five years. Mr. Goss is a graduate of Rutgers University. Mr. Goss’s accounting and financial experience and extensive knowledge of the industries in which the Company operates, among other factors, led the Board to conclude that he should serve as a director.

8B

Bernard G. Ille, age 83. Mr. Ille first became a director in 1971. His term will expire in 2011. Mr. Ille served as President and Chief Executive Officer of United Founders Life from 1966 to 1988. He served as President and Chief Executive Officer of First Life Assurance Company from 1988, until it was acquired by another company in 1994. During his tenure as President of these two companies, he served as Chairman of the Oklahoma Guaranty Association for ten years and was President of the Oklahoma Association of Life Insurance Companies for two terms. He was  a director of Landmark Land Company, Inc., which was the parent company of First Life. He is also a director for Quail Creek Bank, N.A. Mr. Ille is currently President of BML Consultants and a private investor. He is a graduate of the University of Oklahoma. Mr. Ille’s leadership of a major insurance company in Oklahoma, his financial and insurance background, and his investment experience, among other factors, led the Board to conclude that he should serve as a director.

Gail P. Lapidus, age 58. The Board of Directors appointed Ms. Lapidus as a director in February 2010 to fill a newly-created vacancy.  Her term will expire in 2012. Ms. Lapidus is the Executive Director and CEO of Family & Children’s Services (“FCS”), a premiere human services provider in the Tulsa, Oklahoma metro area. Ms. Lapidus has been with the 85 year old agency for 35 years and has served as its Executive Director since 1986.  During her tenure, FCS has become the largest outpatient community mental health center in the state of Oklahoma for children, families and individuals without sufficient economic resources or health insurance.  FCS, which has an annual budget of more than $33 million and a staff of over 500, has attracted national recognition and research grants for the services it provides. Ms. Lapidus received her undergraduate degree and a Master’s Degree in Social Work from the University of Oklahoma where she was later named an inaugural inductee into the Hall of Honor for outstanding leadership in professional practice. Ms. Lapidus’s management and leadership experience as the executive director of FCS, among other factors, led the Board to conclude that she should serve as a director.

Donald W. Munson, age 77. Mr. Munson first became a director in 1997. His term will expire in 2011. From 1988, until his retirement in 1992, Mr. Munson served as President and Chief Operating Officer of Lennox Industries. Prior to 1998, he served as Executive Vice President of Lennox Industries’ Division Operations, President of Lennox Canada and Managing Director of Lennox Industries’ European Operations. Prior to joining Lennox Industries, Mr. Munson served in various capacities with the Howden Group, a company located in Scotland, and The Trane Company, including serving as the managing director of various companies within the Howden Group and Vice President Europe for The Trane Company. He is currently a consultant. Mr. Munson is a resident of England. He has degrees in mechanical engineering and business administration from the University of Minnesota. Mr. Munson’s extensive experience in the climate control industry, and his leadership skills obtained through his service as senior executive and a managing director of Lennox Industries, among other factors, led the Board to conclude that he should serve as a director.

Ronald V. Perry, age 60. Mr. Perry first became a director in August 2007.  His term will expire in 2011.  Mr. Perry currently serves as President of Prime Time Travel, which he founded in 1979. He also serves on the Alumni Board of Directors for Leadership Oklahoma City and is a member of the Metro Technology Centers Board of Directors.  Mr. Perry has served in various charitable and civic organizations. Mr. Perry is also a past President of the Oklahoma City Food Bank and has served as President of the OKC Food Bank Board of Directors. In 2007, the mayor of Oklahoma City appointed Mr. Perry to serve as a commissioner on the Oklahoma City Convention and Visitors Bureau. Mr. Perry graduated from Oklahoma State University, with a Bachelor’s degree in Business Administration. Mr. Perry’s leadership skills, business experience and promotions experience, among other factors, led the Board to conclude that he should serve as a director.

Tony M. Shelby, age 68. Mr. Shelby first became a director in 1971. His term will expire in 2011. Mr. Shelby, a certified public accountant, is our Executive Vice President of Finance and Chief Financial Officer, a position he has held for more than five years. Prior to becoming our Executive Vice President of Finance and Chief Financial Officer, he served as Chief Financial Officer of a subsidiary of the Company and was with the accounting firm of Arthur Young & Co., a predecessor to Ernst & Young LLP. Mr. Shelby is a graduate of Oklahoma City University. Mr. Shelby’s financial and accounting experience, his demonstrated leadership skills within the Company, and extensive understanding of the industries in which the Company operates, among other factors, led the Board to conclude that he should serve as a director.

John A. Shelley, age 59. Mr. Shelley first became a director in 2005. His term will expire in 2012. Mr. Shelley is the President and Chief Executive Officer of The Bank of Union located in Oklahoma. He has held this position since 1997. Prior to 1997, Mr. Shelley held various senior level positions in financial institutions in Oklahoma including the position of President of Equity Bank for Savings, N.A., a savings and loan that was owned by the Company prior to

1994. Mr. Shelley is a graduate of the University of Oklahoma. Mr. Shelley’s experience in the banking industry and his financial experience obtained through his service as CEO of The Bank of Union, among other factors, led the Board to conclude that he should serve as a director.

PROPOSAL 2

9BRATIFICATION OF APPOINTMENT OF
10BINDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP, Independent Registered Public Accounting Firm (“Ernst & Young”), as the Company’s auditors for 2010. Ernst & Young has served as the Company’s auditors for more than five years, including the fiscal year most recently completed. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2010 or future years.

Consistent with past practices, it is expected that one or more representatives of Ernst & Young will attend the annual meeting and will be available to respond to appropriate questions or make a statement should they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our Board of Directors held 10 meetings in 2009. During 2009, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, except Mr. Butkin who attended 70% of such Board of Directors meetings.  Although we do not currently have a policy with respect to the attendance of our directors at the annual meeting, the Company encourages each of its directors to attend whenever possible. A majority of the directors attended the Company’s 2009 annual meeting of stockholders.

Committees of the Board of Directors

We have an Audit Committee, a Compensation and Stock Option Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Nominating Committee”).

Board of Directors Leadership Structure

The Board of Director’s current policy is that the positions of Chairman and Chief Executive Officer be held by the same person. When evaluating the Company’s leadership structure, the Board has considered the fact that a majority of the Board is comprised of independent directors who are qualified and experienced and that the Board’s key committees – Audit, Compensation, and Nominating – are comprised entirely of independent directors. In addition, as discussed below, the Board has designated an independent director to serve as lead independent director with significant corporate governance responsibilities. The Board believes that these factors provide an appropriate balance between the authority of the Board of Directors and those who manage the Company on a day to day basis.

The Board of Directors believes that this leadership structure has served the Company well over the years by providing strong, unified, and consistent leadership and direction and, in combination with the Company’s other corporate governance policies and procedures, is in the best interests of the Company’s shareholders. The Board believes that having one leader serving both the Chairman and CEO positions provides decisive and effective leadership. The Board of Directors may separate these positions in the future should circumstances change, such as in connection with a transition in leadership.

The Board of Directors bi-annually appoints a lead independent director from among the independent directors to coordinate the activities of the other independent directors and enhance the role of the independent directors in the overall corporate governance of the Company. Mr. Shelley is the current lead director.  The lead director:

•	presides at meetings of the Board at which the chairman or vice chairman is not present, including executive sessions of the independent directors;
•	serves as a liaison between the chairman and the independent directors;
•	oversees the Board’s stockholder communications policies;
•	has the authority to call meetings of the independent directors and to prepare the agendas for each meeting; and
•
consults with the Chairman of the Board on meeting agendas and information provided to the Board, including the authority to add items to the agendas for any meeting; and reviews and approves meeting schedules.

Nominations of Directors

Nominating Committee.  The Nominating Committee consists entirely of independent directors who were appointed by the Board to serve until their successors are appointed and qualify. The members of the Nominating Committee are Mr. Shelley (Chairman), Mr. Ackerman, Mr. Ille and Mr. Rhodes. The Nominating Committee’s primary responsibility is the annual identification and presentation to the Board of a list of qualified individuals recommended for nomination for election to the Board of Directors at the annual meeting of stockholders.  In addition to its primary responsibility, the Nominating Committee is also responsible for:

•	Recommending to the Board the selection criteria that should be considered for membership on the Board of Directors;
•	The periodic assessment of the selection criteria, and the recommendation of any changes to the selection criteria;
•	Identifying director candidates meeting the selection criteria and aiding in attracting such candidates as directors;
•	The consideration of proposed director candidates, in light of the selection and performance criteria adopted by the Board;
•	Reviewing the qualifications of incumbent, replacement or additional director candidates; and
•	Making periodic recommendations to the Board regarding its size and composition.

During 2009, the Nominating Committee held two regularly scheduled meeting.  The Nominating Committee operates under a written charter.  The Nominating Committee Charter is available on our website at Hwww.lsb-okc.comH or in paper form upon request to our corporate secretary.

The Nominating Committee will consider the qualifications of director candidates recommended by stockholders and evaluate each of them using the same criteria the Nominating Committee uses for incumbent candidates.  Director candidate recommendations by stockholders must be made in compliance with the procedures set forth in our Bylaws by notice in writing delivered or mailed by first class U.S. mail, postage prepaid, to the Chair of the Nominating Committee, in care of the Corporate Secretary of the Company, 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.  Please indicate on the envelope “Nominating Committee.”

Only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as directors. Pursuant to the August 20, 2009 amendments to our Bylaws, nominations of persons for election to the Board of Directors may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors; or (ii) by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in our Bylaws. A director nomination made by a stockholder must be delivered or mailed to and received at our principal executive offices not less than 120 nor more than 150 days prior to the date of the meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such date, notice by the stockholder to be timely must be so delivered, or mailed and received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was so made.

The Bylaws also provide that a stockholder meeting the above notice requirements may nominate an independent director in the Company’s proxy statement, if the additional specified conditions set forth in our Bylaws, are satisfied.  The following is a summary of the additional conditions:

(a)	the stockholder, together with the stockholder’s affiliates, must have held at least 5% of the voting power of the Company’s outstanding securities for at least one year (the “Required Interest”);

(b)	the stockholder must provide certain information relating to the proposed nominee;

(c)	the stockholder must agree to indemnify the Company for all liabilities arising out of the information provided by the stockholder;

(d)
the stockholder must undertake to continue to hold for one year following the election of directors at the annual meeting the greater of (i) the Required Interest or (ii) 75% of the stockholder’s interest as of the last day on which stockholder nominations may be made under the Bylaws;

(e)
the stockholder must agree not to acquire the greater of (i) 10% of the Company’s outstanding voting securities or (ii) an additional 5% of the voting power in the Company’s securities in excess of the voting power held by the stockholder as of the last day on which stockholder nominations may be made under the Bylaws;

(f)
the sum of the number of directors serving on the Board of Directors as a result of the proxy access procedures, plus the number of directors to be included in the Company’s proxy materials for the next annual meeting pursuant to the proxy access procedures may not exceed 25% of the total number of directors that constitute the whole Board; and

(g)	certain other conditions as set forth in the Bylaws.

Communication with the Board of Directors

Our Board of Directors believes that it is important for us to have a process whereby its stockholders may send communications to the Board.  Accordingly, stockholders and interested parties who wish to communicate with the Board of Directors, the independent directors as a group, or a particular director may do so by sending a letter to Lead Director at 16 S. Pennsylvania Avenue, Oklahoma City, OK 73107. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder or an interested party and clearly state whether the intended recipients are all members of the Board of Directors, the independent directors, or only certain specified individual directors.  The lead director will make copies of all such letters and circulate them to the appropriate director or directors.

Audit Committee

The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Messrs. Bernard Ille (Chairman), Charles Burtch, Horace Rhodes, Ray Ackerman and John Shelley. The Board has determined that each member of the Audit Committee is independent, as defined in the listing standards of the NYSE. During 2009, the Audit Committee had seven meetings. The Audit Committee operates under a written charter. The Audit Committee Charter is available on our website at Hwww.lsb-okc.comH or in paper form upon request to our corporate secretary.

The Company’s Audit Committee assists the Board of Directors in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things:

•	appoints, evaluates, and approves the compensation of, our independent registered public accounting firm;
•	pre-approves all auditing services and permitted non-audit services; annually considers the qualifications and independence of the independent registered public accounting firm;
•	reviews recommendations of independent registered public accounting firm concerning our accounting principles, internal controls and accounting procedures and practices;
•	reviews and approves the scope of the annual audit;
•	reviews and discusses with the independent registered public accounting firm the audited financial statements;
•	reviews and discusses with the independent registered public accounting firm the unaudited quarterly financial statements; and
•	performs such other duties as set forth in the Audit Committee Charter.

Audit Committee Financial Expert

While the Board of Directors endorses the effectiveness of our Audit Committee, its membership does not presently include a director that qualifies for designation as an “audit committee financial expert”, within the meaning of applicable SEC and NYSE rules. However, each of the current members of the Audit Committee is independent and financially literate as defined by the rules of the SEC and NYSE, and is able to read and understand fundamental financial statements.  At least one of its members has financial management expertise. The Board of Directors believes that the background and experience of each member of the Audit Committee is sufficient to fulfill the duties of the Audit Committee. For these reasons, although members of our Audit Committee are not professionally engaged in the practice of accounting or auditing, our Board of Directors has concluded that the ability of our Audit Committee to perform its duties is not impaired by the absence of an “audit committee financial expert.”

Audit Committee Report

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control.  The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed:

•	the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, practices and judgments;
•	the reasonableness of significant judgments; and the clarity of disclosures in the financial statements;
•	the integrity of the Company’s financial reporting processes and controls; and
•	the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered accounting firm and the Company.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended). In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and us, and has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Public Company  Accounting Oversight Board Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of the Company’s financial reporting.  The Audit Committee held seven meetings during 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.  The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2009.

Members of the Audit Committee

Bernard G. Ille (Chairman)
Horace G. Rhodes
Charles A. Burtch
Raymond B. Ackerman
John A. Shelley

Notwithstanding anything to the contrary set forth in our filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference previous or future filings, including this proxy statement, in whole or in part, the foregoing report of the Audit Committee and any statements regarding the independence of the Audit Committee members shall not be incorporated by reference into any such filings.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2009 and 2008, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, and for review of documents filed with the Securities and Exchange Commission (“SEC”) for those fiscal years were approximately $1,321,000 and $1,397,000, respectively.

Audit-Related Fees

Ernst & Young LLP billed the Company $32,700 and $25,000 during 2009 and 2008, respectively, for audit-related services relating to benefit plan audits.

Tax Fees

Ernst & Young LLP billed $664,559 and $538,095 during 2009 and 2008, respectively, for tax services to the Company, and included tax return review and preparation and tax consultations and planning.

All Other Fees

The Company did not engage its accountants to provide any other services for the fiscal years ended December 31, 2009 and 2008.

Engagement of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for approving all engagements with Ernst & Young LLP to perform audit or non-audit services for us prior to us engaging Ernst & Young LLP to provide those services. All of the services under the headings Audit, Audit Related, Tax Services, and All Other Fees were approved by the Audit Committee in accordance with paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X of the Exchange Act. The Audit Committee of the Company’s Board of Directors has considered whether Ernst & Young LLP’s provision of the services described above for the fiscal years ended December 31, 2009 and 2008 is compatible with maintaining its independence.

Audit Committee’s Pre-Approval Policies and Procedures

All audit and non-audit services that may be provided to us by our principal accountant, Ernst & Young LLP, require pre-approval by the Audit Committee. Further, Ernst & Young LLP shall not provide to us those services to the Company specifically prohibited by the SEC, including bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinion, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Oversight of Risk Management

The Board oversees management’s risk management activities through  a combination of  processes, including credit risk, liquidity risk, and operational risk. The Board believes effective risk management will:

•	timely identify the material risks that the Company encounters,
•	communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee,
•	implement appropriate and responsive risk management strategies consistent with Company’s risk profile, and
•	integrate risk management into Company decision-making.

In addition to the Company’s formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company. The Board believes that the important risk oversight functions performed by the Audit Committee, the Disclosure Committee, the Compensation Committee, and the full Board, permits the Board to effectively perform its role in the risk oversight of the Company.

Code of Ethics

The Chief Executive Officer, the Chief Financial Officer, the principal accounting officer, and the controller of the Company and each of the our subsidiaries, or persons performing similar functions, are subject to our Code of Ethics.  We and each of our subsidiary companies have adopted a Statement of Policy Concerning Business Conduct applicable to our employees.

Our Code of Ethics and Statement of Policy Concerning Business Conduct are available on our website at www.lsb-okc.com. We will post any amendments to these documents, as well as any waivers that are required to be disclosed pursuant to the rules of either the SEC or the NYSE, on our website (to the extent applicable to the Company’s executive officers, senior financial officers or directors).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires the Company’s directors, officers, and beneficial owners of more than 10% of the Company’s common stock to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of the Company’s stock. Based solely on a review of copies of the Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to 2009, or written representations that no Form 5 was required to be filed, the Company believes that during 2009 all directors and officers of the Company and beneficial owners of more than 10% of the Company’s common stock filed timely their required Forms 3, 4, or 5, except (a) Robert Butkin and Mike Tepper each inadvertently filed one late Form 4 to report one transaction, and (b) Bernie Ille filed one late Form 5 to amend a prior timely filed Form 4.

Compensation and Stock Option Committee

The Compensation Committee has three members and met two times during 2009.  The Compensation Committee is comprised of Messrs. Horace Rhodes (Chairman), Charles Burtch and Bernard Ille, each of whom is a non-employee, independent director in accordance with the rules of the NYSE.  The Board has adopted a Compensation and Stock Option Committee Charter, which governs the responsibilities of the Compensation

 Committee.  This charter is available on the Company’s website at www.lsb-okc.com, and is also available from the Company upon request.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	establish the base salary, incentive compensation and any other compensation for the Company’s executive officers;
•
administer the Company’s management incentive and stock-based compensation plans, non-qualified death benefits, salary continuation and welfare plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans; and

•	perform other functions or duties deemed appropriate by the Board.

Decisions regarding non-equity compensation of non-executive officers of the Company and the executive officers of the Company named in the Summary Compensation Table (the “named executive officers”) other than the Chief Executive Officer and the President, are made by the Company’s Chief Executive Officer and presented for approval or modification by the Committee.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Company’s Chief Executive Officer. Committee meetings are regularly attended by the Chief Executive Officer. At each Compensation Committee meeting, the Compensation Committee also meets in executive session without the Chief Executive Officer.  The Committee’s Chairman reports to the Board the Compensation Committee’s recommendations on compensation for the Chief Executive Officer and the President. The Chief Executive Officer may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

The Compensation Committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. If an outside consultant is engaged, the Compensation Committee reviews the total fees paid to such outside consultant by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Compensation Committee. For 2009, no outside consultants were engaged by the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our long-term success depends on our ability to efficiently operate our facilities, to continue to develop our product lines and technologies, and to focus on developing our product markets. To achieve these goals, it is important that we be able to attract, motivate, and retain highly talented individuals who are committed to our values and goals.

The Compensation Committee has responsibility for the establishment in consultation with management, of our compensation philosophy for our senior executive officers and the implementation and oversight of a compensation program consistent with the philosophy. This group of senior executive officers includes the named executive officers, as well as our other executives.

A primary objective of the Compensation Committee is to ensure that the compensation paid to the senior executive officers is fair, reasonable, competitive, and provides incentives for superior performance. The Compensation Committee is responsible for approval of all decisions for the direct compensation, including the base salary and bonuses, stock options and other benefit programs for the Company’s senior executive officers, including the named executive officers.

In general, the day-to-day administration of savings, health and welfare plans and policies are handled by a team of our legal and finance department employees. The Compensation Committee (or Board) remains responsible for key policy changes outside of the day to day requirements necessary to maintain these plans and policies.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program rewards the executive’s achievements and contribution towards the Company achieving its long-term strategic goals. However, the Compensation Committee does not believe that executive compensation should be tied to specific numeric or formulaic financial goals or stock price achievement by the Company. The Compensation Committee recognizes that, given the volatility of the markets in which we do business, our economic performance in any given time frame may not be an accurate measurement of our senior executive officer’s performance.

The Compensation Committee values both personal contribution and teamwork as factors to be rewarded. The Compensation Committee believes that it is important to align executives’ interests with those of stockholders through the use of stock option incentive programs. When granted, stock options are granted with an exercise price equal to their grant date value, in accordance with our stock option incentive programs. The Compensation Committee evaluates both performance and compensation  and considers previously granted options to ensure that we maintain our ability to attract and retain highly talented employees in key positions, and that compensation provided to key employees will remain competitive relative to our other senior executive officers. The Compensation Committee believes that executive compensation packages should include both cash and stock-based compensation, as well as other benefit programs to encourage senior executive officers to remain with the Company and have interests aligned with those of the Company. As a result, the Compensation Committee reviews the number of stock options exercised by senior executive officers during recent periods, if any, as well as stock options currently held by the senior executive officers. This analysis enables the Compensation Committee to determine whether the grant of additional stock based compensation may be advisable to ensure that our senior executive officers’ interests are aligned with those of the Company. Based on the foregoing, the Compensation Committee bases it executive compensation program on the following criteria:

•	Compensation should be based on the level of job responsibility, executive performance, and Company performance.
•	Compensation should enable us to attract and retain key talent.
•	Compensation should be competitive with compensation offered by other companies that compete with us for talented individuals in our geographic area.
•	Compensation should reward performance.
•	Compensation should motivate executives to achieve our strategic and operational goals.

Setting Executive Compensation

The Compensation Committee sets annual cash and non-cash executive compensation to reward the named executive officers for achievement and to motivate the named executive officers to achieve long-term business objectives. The Compensation Committee is unable to use peer group comparisons in determining the compensation package because of the diverse nature of our lines of business. Although the Compensation Committee has not engaged outside consultants to assist in conducting its annual review of the total compensation program, it may do so in the future. The Compensation Committee reviewed some generally available compensation information for companies of our size. The Compensation Committee considered base salary and current bonus awards in determining overall compensation. The Compensation Committee does not have a policy allocating long term and currently paid compensation. The Compensation Committee also considered the allocation between cash and non-cash compensation amounts, but does not have a specific formula or required allocation between such compensation amounts. The Compensation Committee compares the Chief Executive Officer’s total compensation to the total compensation of our other named executive officers over time. However, the Compensation Committee has not established a target ratio between total compensation of the Chief Executive Officer and the median total compensation level for the next lower tier of management. The Compensation Committee also considers internal pay equity among the named executive officers and in relation to next lower tier of management in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. The Compensation Committee does not consider amounts payable under severance agreements when setting the annual compensation of the named executive officers.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of our named executive officers (other than the Chief Executive Officer and the President) and presents to the Compensation Committee recommendations with respect to salary, bonuses and other benefit items. The Compensation Committee considers and reviews such recommendations in light of the Compensation Committee’s philosophy and objectives and exercises its discretion in accepting or modifying the recommended compensation. In determining compensation for the Chief Executive Officer and the President, the Compensation Committee reviews the responsibilities and performance of each of them. Such review includes interviewing both the Chief Executive Officer and the President and consideration of the Compensation Committee’s observations of the Chief Executive Officer and the President during the applicable year.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for the named executive officers were:

•	base salary;
•	cash bonus;
•	death benefit and salary continuation programs; and
•	perquisites and other personal benefits.

The Compensation Committee did not award equity-based compensation, such as stock options, to the named executive officers in 2009. As discussed below, the Compensation Committee awarded salary increases and bonuses to the named executive officers for 2009. Those awards were considered sufficient to provide competitively based incentives to our executives to advance company performance, without granting equity based compensation as well.

Base Salary

We provide the named executive officers and other senior executive officers with base salary to compensate them for services rendered during the year. We do not have a defined benefit or qualified retirement plan for our executives. This factor is considered when setting the base compensation for senior executive officers.

Base salaries are determined for the named executive officers in the discretion of the Compensation Committee based upon the recommendations of the Chief Executive Officer’s assessment of the executive’s compensation, both individually and relative to the other senior executive officers, and based upon an assessment of the individual performance of the executive during the preceding year. In determining the base salary for the Chief Executive Officer and the President, the Compensation Committee exercises its judgment based on its observations of such senior executive officers and the Compensation Committee’s assessment of such officers’ contribution to the Company’s performance and other leadership achievements. Although the Compensation Committee does not use specific performance targets to set base salaries or bonuses, the Compensation Committee awarded salary increases in 2009 based on the above criteria and with consideration of the overall performance of the Company during challenging economic conditions.

Bonuses

The Compensation Committee may award cash bonuses to the named executive officers to reward outstanding performance. The Compensation Committee awarded bonuses to the named executive officers in 2009 based upon the Compensation Committee’s review of the performance and the recommendation of the Chief Executive Officer. No bonus is guaranteed, and there is no defined range of bonus amounts that the Compensation Committee may award. Bonus awards are made at the Compensation Committee’s discretion based upon an assessment of an individual’s overall contribution to the Company.

Death Benefit and Salary Continuation Plans

The Company sponsors non-qualified arrangements to provide a death benefit to the designated beneficiary of certain key employees (including certain of the named executive officers) in the event of such executive’s death (the “Death Benefit Plans”). We also have a non-qualified arrangement with certain key employees (including certain of the named executive officers) of the Company and its subsidiaries to provide compensation to such individuals in the event that they are employed by the Company at age 65 (the “Salary Continuation Plans”).

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2009, are discussed in footnote (1) and included in column (i) of the “Summary Compensation Table.”

The Compensation Committee believes that the Death Benefit and Salary Continuation Plans are significant factors in:

•	enabling the Company to retain its named executive officers;
•	encouraging our named executive officers to render outstanding service; and
•	maintaining competitive levels of total compensation.

Perquisites and Other Personal Benefits

The Company and the Compensation Committee believe that perquisites are necessary and appropriate parts of total compensation that contribute to our ability to attract and retain superior executives. Accordingly, the Company and the Compensation Committee provided our named executive officers and certain other executive officers a limited number of perquisites that are reasonable and consistent with our overall compensation program.

We currently provide the named executive officers with the use of our automobiles, provide cell phones that are used primarily for business purposes, and pay the country club dues for certain of the executive officers. The executive officers are expected to use the country club in large part for business purposes.

The Compensation Committee periodically reviews the levels of perquisites provided to the named executive officers.

Severance Agreements

We have entered into change of control severance agreements with certain key employees, including the named executive officers. The severance agreements are designed to promote stability and continuity of senior management. The severance agreements provide generally that if a executive officer who is a party to a severance agreement is terminated, other than for cause, within 24 months after the occurrence of a change-in-control of the Company or the executive officer terminates his employment for good reason following a change in control, the Company must pay the executive officer an amount equal to 2.9 times the officer’s average annual gross salary for the last five years preceding the change in control. The Compensation Committee believes that the severance agreements are an important element in retaining our senior management. These severance agreements are described under “Severance Agreements” below. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employment Agreement

We have no employment agreements with our named executive officers, except with Jack E. Golsen, our Chief Executive Officer. The terms of Mr. Golsen’s employment agreement are described below under “Employment Agreement.” We believe that Mr. Golsen’s employment agreement promotes stability in our senior management and encourages Mr. Golsen to provide superior service to us. The current term of the Employment Agreement expires March 21, 2011, but will automatically renew for up to three additional three-year periods, unless earlier terminated by either party with one years’ notice.  Because no termination notice was delivered by March 21, 2010, the current term of the employment agreement will automatically renew for the three-year period beginning March 21, 2011.

Ownership Guidelines

At this time, we have not established any guidelines which require our executive officers to acquire and hold our common stock. However, our named executive officers have historically acquired and maintained a significant ownership position in our common stock.

Tax and Accounting Implications

Deductibility of Executive Compensation - Section 162(m) of the Internal Revenue Code, provides that the Company may not deduct compensation of more than $1,000,000 of employee remuneration for named executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met. In the past, the Company has granted non-qualifying stock options to the named executive officers that do not meet the performance-based compensation criteria and are subject to the Section 162(m) limitation.

As a result of the exercise of non-qualifying stock options, the Company’s aggregate reported compensation, for tax purposes, to Jack E. Golsen, Barry H. Golsen, and David M. Shear exceeded the Section 162(m) deductibility limits in 2008 and 2007 by $350,000 and $3,418,000, respectively (none in 2009). For 2008, Barry H. Golsen’s compensation exceeded the deductibility limit by $350,000, which represents a cost to the company of $137,000 as a result of the lost tax deduction. For 2007, Jack E. Golsen’s compensation exceeded the deductibility limit by $3,349,000, which represents a cost to the company of $1,306,000 as a result of the lost tax deduction and David M. Shear’s compensation exceeded the deductibility limit by $69,000 which represents a cost to the company of $27,000 as a result of the lost tax deductions. The Company’s compensation deduction was not limited by Section 162(m) in 2009.

Accounting for Stock-Based Compensation - The Company accounts for stock-based payments, including its incentive and nonqualified stock options, in accordance with United States generally accepted accounting principles.

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Stock Option Committee recommended to the Board that the Compensation Discussion and Analysis be included herein.

Submitted by the Compensation and Stock Option Committee of the Company’s Board of Directors.

Horace G. Rhodes, Chairman
Charles A. Burtch
Bernard G. Ille

The following table summarizes the total compensation paid or earned by each of the named executive officers for each of the three fiscal years in the period ended December 31, 2009. The Company did not grant equity-based awards to the named executive officers during 2009, 2008 or 2007.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Jack E. Golsen, Chairman of the Board of Directors and	2009	636,323	200,000	-	-	-	-	713,556	1,549,879
	2008	575,554	200,000	-	-	-	-	682,646	1,458,200
Chief Executive Officer	2007	523,400	50,000	-	-	-	-	645,010	1,218,410

Tony M. Shelby, Executive Vice President of Finance and Chief	2009	275,000	125,000	-	-	-	-	16,824	416,824
	2008	268,654	125,000	-	-	-	-	15,574	409,228
Financial Officer	2007	255,000	90,000	-	-	-	-	22,773	367,773

Barry H. Golsen, Vice Chairman of the Board of Directors, President, and	2009	527,523	200,000	-	-	-	-	16,887	744,410
President of the Climate Control	2008	479,446	175,000	-	-	-	-	27,546	681,992
Business	2007	433,100	100,000	-	-	-	-	22,191	555,291

David R. Goss,	2009	270,500	100,000	-	-	-	-	4,195	374,695
Executive Vice President of	2008	259,923	85,000	-	-	-	-	14,440	359,363
Operations	2007	240,500	55,000	-	-	-	-	12,361	307,861

David M. Shear,	2009	275,000	100,000	-	-	-	-	9,068	384,068
Senior Vice President and	2008	264,423	100,000	-	-	-	-	17,149	381,572
General Counsel	2007	240,000	75,000	-	-	-	-	9,961	324,961

(1) As discussed below under “1981 Agreements” and “2005 Agreement,” the Company entered into individual death benefit agreements in 1981 and a death benefit agreement in 2005. Reported compensation for the death benefits payable under these agreements is the greater of:

•	the expense incurred associated with our accrued death benefit liability; or
•	the pro rata portion of life insurance premium expense to fund the undiscounted death benefit.

Amounts accrued under these agreements are not paid until the death of the named executive officer.

As discussed below under “1992 Agreements”, the Company entered into benefit agreements in 1992, which include a death benefit until the employee reaches age 65 or benefits for life commencing when the employee reaches age 65. Compensation reported for these benefits is the greater of:

•	the expense incurred associated with our accrued benefit liability or
•	the pro rata portion of life insurance premium expense to fund the undiscounted death benefit.

The amounts set forth under “All Other Compensation” are comprised of compensation relating to these agreements and perquisites for 2009, as follows:

1981 Agreements	1992 Agreements	2005 Agreement	Other (A)	Total
Jack E. Golsen	$215,229	$-	$490,157	$8,170	$713,556
Tony M. Shelby	$7,250	$-	$-	$9,574	$16,824
Barry H. Golsen	$517	$10,287	$-	$6,083	$16,887
David R. Goss	$1,132	$-	$-	$3,063	$4,195
David M. Shear	$-	$4,946	$-	$4,122	$9,068

(A) Amount relates to the personal use of automobiles, cell phones and country club dues.

Employment Agreement

We have an employment agreement with Jack E. Golsen, which requires the Company to employ Mr. Golsen as an executive officer of the Company. The employment agreement may be terminated by either party by written notice at least one year prior to the expiration of the then current term. The current term of the employment agreement expires March 21, 2011, but will be automatically renewed for up to three additional three-year periods. Because no termination notice was delivered by March 21, 2010, the current term of the employment agreement will automatically renew for the three-year period beginning March 21, 2011.  Under the terms of such employment agreement, Mr. Golsen shall:

•	be paid an annual base salary at his 1995 base rate, as adjusted from time to time by the Compensation Committee, but such shall never be adjusted to an amount less than Mr. Golsen’s 1995 base salary,
•	be paid an annual bonus in an amount as determined by the Compensation Committee, and
•	receive from the Company certain other fringe benefits (vacation; health and disability insurance).

The employment agreement provides that Mr. Golsen’s employment may not be terminated, except:

•	upon conviction of a felony involving moral turpitude after all appeals have been exhausted (“Conviction”),
•
Mr. Golsen’s serious, willful, gross misconduct or willful, gross negligence of duties resulting in material damage to the Company and its subsidiaries, taken as a whole, unless Mr. Golsen believed, in good faith, that such action or failure to act was in the Company’s or its subsidiaries’ best interest (“Misconduct”), and

•	Mr. Golsen’s death.

However, no termination for a Conviction or Misconduct may occur unless and until the Company has delivered to Mr. Golsen a resolution duly adopted by an affirmative vote of three-fourths of the entire membership of the Board of Directors at a meeting called for such purpose after reasonable notice given to Mr. Golsen finding, in good faith, that Mr. Golsen violated such item.

If Mr. Golsen’s employment is terminated for reasons other than due to a Conviction or Misconduct, then he shall, pursuant to the employment agreement, in addition to his other rights and remedies, receive and the Company shall pay to Mr. Golsen:

•
a cash payment, on the date of termination, a sum equal to the amount of Mr. Golsen’s annual base salary at the time of such termination and the amount of the last bonus paid to Mr. Golsen prior to such termination times the number of years remaining under the then current term of the employment agreement, and

•
provide to Mr. Golsen all of the fringe benefits that the Company was obligated to provide during his employment under the employment agreement for the remainder of the term of the employment agreement.

If there is a change in control (as defined in the severance agreement between Mr. Golsen and the Company as discussed below under “Severance Agreements”) and within 24 months after such change in control Mr. Golsen is terminated, other than for Cause (as defined in the severance agreement), then in such event, the severance agreement between Mr. Golsen and the Company shall be controlling.

In the event Mr. Golsen becomes disabled and is not able to perform his duties under the employment agreement as a result thereof for a period of 12 consecutive months within any two-year period, the Company shall pay Mr. Golsen his full salary for the remainder of the term of the employment agreement and thereafter 60% of such salary until Mr. Golsen’s death.

1981 Agreements

During 1981, the Company entered into individual death benefit agreements (the “1981 Agreements”) with certain key employees (including certain of the named executive officers). The designated beneficiary of each named executive officer will receive a monthly benefit for a period of 10 years if the officer dies while in the employment of the Company or a wholly-owned subsidiary of the Company. The 1981 Agreements provide that the Company may terminate the agreement as to any officer at anytime prior to the officer’s death. The Company has purchased life insurance on the life of each officer covered under the 1981 Agreements to provide a source of funds for the Company’s obligations under the 1981 Agreements. The Company is the owner and sole beneficiary of each of the insurance policies and the proceeds are payable to the Company upon the death of the officer.

The following table sets forth the amounts of annual benefits payable to the designated beneficiary or beneficiaries of the named executive officer’s under the 1981 Agreements.

Name of Individual	Amount of Annual Payment
Jack E. Golsen	$175,000
Tony M. Shelby	$35,000
Barry H. Golsen	$30,000
David R. Goss	$35,000
David M. Shear	N/A

1992 Agreements

During 1992, the Company entered into individual benefit agreements with certain key employees of the Company and its subsidiaries (including certain of the named executive officers) to provide compensation to such individuals in the event that they are employed by the Company or a subsidiary of the Company at age 65 (the “1992 Agreements”). As relating to the named executive officers, under the 1992 Agreements, the officer is eligible to receive a designated benefit (“Benefit”) as set forth in the 1992 Agreements. The officer will receive the Benefit beginning at the age 65 for the remainder of the officer’s life. If prior to attaining the age 65, the officer dies while in the employment of the Company or a subsidiary of the Company, the designated beneficiary of the officer will receive a monthly benefit (“Death Benefit”) for a period of 10 years. The 1992 Agreements provide that the Company may terminate the agreement as to any officer at any time and for any reason prior to the death of the officer. The Company has purchased insurance on the life of each officer covered under the 1992 Agreements. The Company is the owner and sole beneficiary of each insurance policy, and the proceeds are payable to the Company to provide a source of funds for the Company’s obligations under the 1992 Agreements. Under the terms of the 1992 Agreements, if the officer becomes incapacitated prior to retirement or prior to reaching age 65, the officer may request the Company to cash-in any life insurance on the life of such officer purchased to fund the Company’s obligations under the 1992 Agreements. Jack E. Golsen does not participate in the 1992 Agreements.

The following table sets forth the amounts of annual benefits payable to the named executive officers under the 1992 Agreements and the net cash surrender value of the associated life insurance policies at December 31, 2009.

Name of Individual	Amount of Annual Benefit	Amount of Annual Death Benefit	Amount of Net Cash Surrender Value
Jack E. Golsen	N/A	N/A	N/A
Tony M. Shelby	$15,605	N/A	$-
Barry H. Golsen	$17,480	$11,596	$41,847
David R. Goss	$17,403	N/A	$61,113
David M. Shear	$17,822	$7,957	$-

2005 Agreement

During 2005, the Company entered into a death benefit agreement (“2005 Agreement”) with Jack E. Golsen. This agreement replaced existing benefits that were payable to Mr. Golsen. The 2005 Agreement provides that, upon Mr. Golsen’s death, the Company will pay to Mr. Golsen’s family or designated beneficiary $2.5 million to be funded from the net proceeds received by the Company under certain life insurance policies on Mr. Golsen’s life that were purchased and are owned by the Company. The 2005 Agreement requires that the Company is obligated to keep in existence no less than $2.5 million of the stated death benefit. The life insurance policies currently in force provide an aggregate stated death benefit to the Company, as beneficiary, of $7 million.

401(k) Plan

We maintain The LSB Industries, Inc. Savings Incentive Plan (the “401(k) Plan”) for the employees (including the named executive officers) of the Company and its subsidiaries, excluding employees covered under union agreements and certain other employees. As relating to the named executive officers, the 401(k) Plan is funded solely by the officer’s contributions. The Company and its subsidiaries make no contributions to the 401(k) Plan for any of the named executive officers. The amount that an officer may contribute to the 401(k) Plan equals a certain percentage of the employee’s compensation, with the percentage based on the officer’s income and certain other criteria as required under Section 401(k) of the Internal Revenue Code. The Company or subsidiary deducts the amounts contributed to the 401(k) Plan from the officer’s compensation each pay period, in accordance with the officer’s instructions, and pays the amount into the 401(k) Plan pursuant to the officer’s election. The salary and bonus set forth in the Summary Compensation Table above include any amounts contributed by the named executive officers during the 2009, 2008 and 2007 fiscal years pursuant to the 401(k) Plan.

Outstanding Equity Awards At December 31, 2009

Options Awards (1)
(a)	(b)	(c)	(d)	(e)	(f)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)
Jack E. Golsen	-	-	-	-	-
Tony M. Shelby	15,000	-	-	2.73	11/29/2011
Barry H. Golsen	11,250	-	-	2.73	11/29/2011
David R. Goss	-	-	-	-	-
David M. Shear	-	-	-	-	-

(1)	There were no unvested stock awards at December 31, 2009.
(2)	Options expiring on November 29, 2011, were granted on November 29, 2001 and were fully vested on November 28, 2005.

Options Exercised in 2009 (1)

Option Awards
(a)	(b)	(c)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)
Jack E. Golsen	-	-
Tony M. Shelby	100,000	1,283,000
Barry H. Golsen	-	-
David R. Goss	80,000	1,005,800
David M. Shear	-	-

(1)	There were no stock awards that vested in 2009.
(2)	Value realized was determined using the difference between the exercise price of the options and the closing price of our common stock on the date of exercise as reported on the NYSE.

Severance Agreements

We have entered into severance agreements with each of the named executive officers and certain other officers. Each severance agreement provides (among other things) that if, within 24 months after the occurrence of a change in control (as defined) of the Company, the Company terminates the officer’s employment other than for cause (as defined), or the officer terminates his employment for good reason (as defined), the Company must pay the officer an amount equal to 2.9 times the officer’s base amount (as defined). The phrase “base amount” means the average annual gross compensation paid by the Company to the officer and includable in the officer’s gross income during the most recent five-year period immediately preceding the change in control. If the officer has been employed by the Company for less than five years, the base amount is calculated with respect to the most recent number of taxable years ending before the change in control that the officer worked for the Company.

The severance agreements provide that a “change in control” means a change in control of the Company of a nature that would require the filing of a Form 8-K with the SEC and, in any event, would mean when:
•
any individual, firm, corporation, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities having the right to vote for the election of directors, except acquisitions by:

•	any person, firm, corporation, entity, or group which, as of the date of the severance agreement, has that ownership, or
•
Jack E. Golsen, his wife; his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Jack E. Golsen, his wife, his children, or the spouses of his children, any corporation, trust, partnership, or other entity of which Jack E. Golsen, his wife, children, or the spouses of his children own at least 80% of the outstanding beneficial voting or equity interests, directly or indirectly, either by any one or more of the above-described persons, entities, or estates; and certain affiliates and associates of any of the above-described persons, entities, or estates;

•
individuals who, as of the date of the severance agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) and who cease for any reason to constitute a majority of the Board of Directors except that any person becoming a director subsequent to the date of the severance agreement, whose election or nomination for election is approved by a majority of the Incumbent Board (with certain limited exceptions), will constitute a member of the Incumbent Board; or

•	the sale by the Company of all or substantially all of its assets.

Except for the severance agreement with Jack E. Golsen, the termination of an officer’s employment with the Company “for cause” means termination because of:
•	the mental or physical disability from performing the officer’s duties for a period of 120 consecutive days or one hundred eighty days (even though not consecutive) within a 360 day period;
•	the conviction of a felony;
•	the embezzlement by the officer of Company assets resulting in substantial personal enrichment of the officer at the expense of the Company; or
•
the willful failure (when not mentally or physically disabled) to follow a direct written order from the Company’s Board of Directors within the reasonable scope of the officer’s duties performed during the 60 day period prior to the change in control.

The definition of “Cause” contained in the severance agreement with Jack E. Golsen means termination because of:
•	the conviction of Mr. Golsen of a felony involving moral turpitude after all appeals have been completed; or
•	if due to Mr. Golsen’s serious, willful, gross misconduct or willful, gross neglect of his duties has resulted in material damages to the Company and its subsidiaries, taken as a whole, provided that:
•
no action or failure to act by Mr. Golsen will constitute a reason for termination if he believed, in good faith, that such action or failure to act was in the Company’s or its subsidiaries’ best interest, and

•	failure of Mr. Golsen to perform his duties hereunder due to disability shall not be considered willful, gross misconduct or willful, gross negligence of his duties for any purpose.

The termination of an officer’s employment with the Company for “good reason” means termination because of:
•
the assignment to the officer of duties inconsistent with the officer’s position, authority, duties, or responsibilities during the 60 day period immediately preceding the change in control of the Company or any other action which results in the diminishment of those duties, position, authority, or responsibilities;

•	the relocation of the officer;
•	any purported termination by the Company of the officer’s employment with the Company otherwise than as permitted by the severance agreement; or
•
in the event of a change in control of the Company, the failure of the successor or parent company to agree, in form and substance satisfactory to the officer, to assume (as to a successor) or guarantee (as to a parent) the severance agreement as if no change in control had occurred.

Except for the severance agreement with Jack E. Golsen, each severance agreement expires on the earlier of: (a) three years after the date of the severance agreement, or (b) the date of retirement from the Company; however, beginning on the first anniversary of the severance agreement and on each annual anniversary thereafter, the term of the severance agreement automatically extends for an additional one-year period, unless the Company gives notice otherwise at least 60 days prior to the anniversary date. The severance agreement with Jack E. Golsen is effective for a period of three years from the date of the severance agreement; except that, commencing on the date one year after the date of such severance agreement and on each anniversary thereafter, the term of such severance agreement shall be automatically extended so as to terminate three years from such renewal date, unless the Company gives notices otherwise at least one year prior to the renewal date.

Potential Payments Upon Termination or Change-In-Control

The following table reflects the amount that would have been payable to each of the named executive officers under the applicable agreement if the respective trigger event had occurred on December 31, 2009. (1)

Severance Pay Trigger Event

Name and Executive Benefit and Payments Upon Separation	Voluntary Termination ($)	Involuntary Other Than For Cause Termination ($)	Involuntary For Cause Termination ($)	Involuntary Other Than For Cause Termination - Change of Control ($)	Voluntary For Good Reason Termination - Change of Control ($)	Disability/ Incapacity ($)	Death ($)

Jack E. Golsen: (2)(3)(4)(6)
Salary	-	795,404	-	1,849,489	1,849,489	3,143,436	-
Bonus	-	250,000	-	-	-	-	-
Death Benefits	-	-	-	-	-	-	4,250,000
Other	-	-	-	-	-	-	57,135

Tony M. Shelby: (3)(4)(5)
Salary	-	-	-	996,624	996,624	-	-
Death Benefits	-	-	-	-	-	-	350,000
Other	230,225	-	-	-	-	-	-

Barry H. Golsen: (3)(4)(5)
Salary	-	-	-	1,645,541	1,645,541	-	-
Death Benefits	-	-	-	-	-	-	415,962

David R. Goss: (3)(4)(5)
Salary	-	-	-	923,367	923,367	-	-
Death Benefits	-	-	-	-	-	-	350,000
Other	245,233	-	-	-	-	-	-

David M. Shear: (3)(5)
Salary	-	-	-	912,495	912,495	-	-
Death Benefits	-	-	-	-	-	-	79,567

(1)
This amount does not include the amount realizable under outstanding stock options granted to the named executive officers, all of which are fully vested.  See “Outstanding Equity Awards at December 31, 2009.”

(2)	See, “Employment Agreement,” above for a description of the terms of Mr. Golsen’s employment agreement.
(3)	See, “Severance Agreements,” above for a description of the terms of our severance agreements.
(4)	See, “1981 Agreements” for a discussion of the terms of our death benefit agreements.
(5)	See, “1992 Agreements” for a description of the terms of our retention and death benefit agreements.
(6)	See, “2005 Agreement” for a description of the terms of Mr. Golsen’s death benefit agreement.

Our Compensation Policies May Discourage Other Parties From Attempting to Acquire Us

We have entered into severance agreements with our executive officers and some of the executive officers of our subsidiaries that provide, among other things, that if, within a specified period of time after the occurrence of a change in control of our Company, one of these officers are terminated, other than for cause, or the officer terminates his employment for good reason, we must pay such officer an amount equal to 2.9 times the officer’s average annual gross salary for the last five years preceding the change in control. See “Severance Agreements” and “Employment Agreement,” above. These agreements may discourage a third party tender offer, proxy contest, or other attempts to acquire control of us and could have the effect of making it more difficult to remove incumbent management.

Compensation of Directors

In 2009, we compensated our non-employee directors for their services as directors on our Board.  Our directors were not awarded stock options or other equity-based compensation in 2009.  Directors who are employees of the Company receive no compensation for their services as directors.

The following table summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2009.

Director Compensation Table

(a)	(b)	(h)
Name	Fees Earned or Paid in Cash ($) (1)	Total ($)
Raymond B. Ackerman	40,500	40,500
Robert C. Brown, M.D.	40,000	40,000
Charles A. Burtch	40,000	40,000
Robert A. Butkin	39,500	39,500
Bernard G. Ille	40,500	40,500
Donald W. Munson	40,500	40,500
Ronald V. Perry	40,500	40,500
Horace G. Rhodes	40,500	40,500
John A. Shelley	40,500	40,500

 (1) This amount includes as to each director, an annual fee of $13,000 for services as a director and $500 for each Board meeting attended during 2009. In addition, each director that serves on one or more committees of the Board receives an additional $25,000 for such service. As noted below, each of our directors served on at least one committee during 2009:

•	Mr. Ackerman is a member of the Audit Committee, Nominating and Corporate Governance Committee and Public Relations and Marketing Committee.
•
Dr. Brown is a member of the Benefits and Programs Committee. The amount shown above does not include amounts paid by the Company to Dr. Brown for consulting services rendered by him or his affiliated medical group, which amounts are described under “Item 13 - Certain Relationships and Related Party Transactions, and Director Independence - Related Party Transactions.”

•	Mr. Burtch is a member of the Audit Committee and Compensation Committee.
•	Mr. Butkin is a member of the Business Development Committee.
•	Mr. Ille is a member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Public Relations and Marketing Committee.
•	Mr. Munson is a member of the Business Development Committee.

•	Mr. Perry is a member of the Public Relations and Marketing Committee.
•	Mr. Rhodes is a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
•	Mr. Shelley is a member of the Audit Committee, Public Relations and Marketing Committee and Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has the authority to set the compensation of all of our officers. This Compensation Committee considers the recommendations of the Chief Executive Officer when setting the compensation of our officers. The Chief Executive Officer does not make a recommendation regarding his own salary and does not make any recommendation as to the President’s salary. The members of the Compensation Committee are the following non-employee directors: Horace G. Rhodes (Chairman), Charles A. Burtch, and Bernard G. Ille. Neither Mr. Rhodes, Mr. Burtch nor Mr. Ille is, or ever has been, an officer or employee of the Company or any of its subsidiaries. None of our executive officers or members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K during 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the information as of December 31, 2009, with respect to our equity compensation plans.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	848,775	$8.23	870,000
Equity compensation plan not approved by stockholders (1)	22,500	$2.73	-

Total	871,275	$8.09	870,000

(1) Non-Stockholder Approved Plan From time to time, the Compensation Committee and/or the Board of Directors has approved the grants of certain nonqualified stock options as the Board has determined to be in our best interest to compensate directors, officers, or employees for service to the Company.  On November 29, 2001, we granted to certain employees of the Company nonqualified stock options to acquire 102,500 shares of common stock in consideration of services to the Company. As of December 31, 2009, 22,500 shares remain issuable under the nonqualified stock options at an exercise price of $2.73 per share. The nonqualified stock options were not approved by our stockholders.  The exercise price of each such option is equal to the market value of our common stock at the date of grant and each option expires 10 years from the grant date. All outstanding options under this plan are exercisable at December 31, 2009.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of April 14, 2010, regarding the ownership of our voting common stock and voting preferred stock by each person (including any “group” as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that we know to be beneficial owner of more than 5% of our voting common stock and voting preferred stock. A person is deemed to be the beneficial owner of shares of the Company which he or she could acquire within 60 days of April 14, 2010.

Name and Address of Beneficial Owner	Title of Class	Amounts of Shares Beneficially owned (1)	Percent of Class+
Jack E. Golsen and certain members of his family (2)	Common Voting Preferred	4,720,009 1,020,000	(3) (4) (5)	21.1% 99.9%

+ Because of the requirements of the SEC as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within 60 days of April 14, 2010 are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(1) We based the information with respect to beneficial ownership on information furnished by the above-named individuals or entities or contained in filings made with the Securities and Exchange Commission or the Company’s records.

(2)  Includes Jack E. Golsen (“J. Golsen”) and the following members of his family: wife, Sylvia H. Golsen; son, Barry H. Golsen (“B. Golsen”) (a director, Vice Chairman of the Board of Directors, and President of the Company and its climate control business); son, Steven J. Golsen (“S. Golsen”) (executive officer of several subsidiaries of the Company), Golsen Family LLC (“LLC”) which is wholly-owned by J. Golsen (43.516% owner), Sylvia H. Golsen (43.516% owner), B. Golsen (4.323% owner), S. Golsen (4.323% owner), and Linda F. Rappaport (4.323% owner and daughter of J. Golsen (“L. Rappaport”)), and SBL LLC (“SBL”) which is wholly-owned by the LLC (49% owner), B. Golsen (17% owner), S. Golsen (17% owner), and L. Rappaport (17% owner). J Golsen and Sylvia H. Golsen are the managers of the LLC and share voting and dispositive power over the shares beneficially owned by the LLC. J. Golsen and B. Golsen, as the only directors and officers of SBL, share the voting and dispositive power of the shares beneficially owned by SBL and its wholly owned subsidiary, Golsen Petroleum Corp (“GPC”). The address of Jack E. Golsen, Sylvia H. Golsen, and Barry H. Golsen is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Steven J. Golsen’s address is 7300 SW 44th Street, Oklahoma City, Oklahoma 73179. SBL’s address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

(3)  Includes (a) the following shares over which J. Golsen has the sole voting and dispositive power: (i) 4,000 shares that he has the right to acquire upon conversion of a promissory note; (ii) 263,320 shares of common stock owned of record by certain trusts for the benefit of B. Golsen, S. Golsen and L. Rappaport over which J. Golsen is the trustee of each of these trusts; and (iii) 200,406 shares held in certain trusts for the benefit of grandchildren and great grandchildren of J. Golsen and Sylvia H. Golsen over which J. Golsen is the trustee; (b) 653,976 shares owned of record by the LLC and 133,333 shares that the LLC has the right to acquire upon the conversion of 4,000 shares of the Series B Preferred owned of record by the LLC; (c) 296,639 shares over which B. Golsen has the sole voting and dispositive power, 533 shares owned of record by B. Golsen’s wife, over which he shares the voting and dispositive power, and 11,250 shares that he has the right to acquire within the next 60 days under the Company’s stock option plans; (d) 263,915 shares over which S. Golsen has the sole voting and dispositive power and 11,250 shares that he has the right to acquire within the next 60 days under the Company’s stock option plans; (e) 30,000 shares over which L. Rappaport has the sole voting and dispositive power and 36,400 shares that she has the right to acquire upon conversion of $1 million principal amount of the 2007 Debentures; (f) 1,602,099 shares owned of record by SBL (of which 827,397 are pledged to secure certain bank loans), 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL, 250,000 shares that SBL has to right to acquire upon conversion of 1,000,000 shares of the Series D Preferred owned of record by SBL and 145,600 shares issuable shares upon the conversion of $4 million principal amount of the 2007 Debentures owned of record by SBL, and (g) 283,955 shares owned of record by GPC, which is a wholly-owned subsidiary of SBL, and 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC. See “Certain Relationships and Related Transactions”.

(4)  J. Golsen and Sylvia H. Golsen disclaim beneficial ownership of the shares over which B. Golsen, S. Golsen and L. Rappaport each have sole voting and investment power. Sylvia H. Golsen, B. Golsen, S. Golsen and L. Rappaport disclaim beneficial ownership of the shares that J. Golsen has sole voting and investment power over as noted in footnote (3)(a) above. B. Golsen, S. Golsen and L. Rappaport disclaim beneficial ownership of the shares owned of record by the LLC, except to the extent of their respective pecuniary interest therein. S. Golsen and L. Rappaport disclaims beneficial ownership of the shares owned of record by SBL and GPC and all shares beneficially owned by SBL through the LLC, except to the extent of his pecuniary interest therein. L. Rappaport disclaims beneficial ownership of the shares over which her spouse has sole voting and investment power over.

(5)  Includes: (a) 4,000 shares of Series B Preferred owned of record by the LLC; (b) 12,000 shares of Series B Preferred owned of record by SBL; (c) 4,000 shares Series B Preferred owned of record by SBL’s wholly-owned subsidiary, GPC, over which SBL, J. Golsen, and B. Golsen share the voting and dispositive power and (d) 1,000,000 shares of Series D Preferred owned of record by SBL.

Security Ownership of Management

The following table sets forth certain information obtained from our directors and executive officers as a group as to their beneficial ownership of our voting common stock and voting preferred stock as of April 14, 2010.

Name of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned (1)	Percent of Class+
Raymond B. Ackerman	Common	15,875	(2)	*

Michael G. Adams	Common	22,475	(3)	*

Robert C. Brown, M.D.	Common	131,154	(4)	*

Charles A. Burtch	Common	1,825	(5)	*

Robert A. Butkin	Common	1,825	(6)	*

Barry H. Golsen	Common Voting Preferred	3,197,395 1,016,173	(7) (7)	14.4 99.9	% %

Jack E. Golsen	Common Voting Preferred	4,070,022 1,020,000	(8) (8)	18.3 99.9	% %

David R. Goss	Common	222,321	(9)	1.0%

Bernard G. Ille	Common	15,825	(10)	*

Jim D. Jones	Common	80,000	(11)	*

Gail P. Lapidus	Common	-		-

Donald W. Munson	Common	7,565	(12)	*

Ronald V. Perry	Common	825	(13)	*

Horace G. Rhodes	Common	17,325	(14)	*

Harold L. Rieker, Jr.	Common	5,575	(15)	*

Paul H. Rydlund	Common	14,370	(16)	*

David M. Shear	Common	90,581	(17)	*

Tony M. Shelby	Common	180,889	(18)	*

John A. Shelley	Common	3,655	(19)	*

Michael D. Tepper	Common	59,455	(20)	*

Directors and Executive Officers as a group number (20 persons)	Common Voting Preferred	5,249,984 1,020,000	(21)	23.5 99.9	% %

* Less than 1%.

+ See footnote “+” to the table under “Security Ownership of Certain Beneficial Owners.”

(1)  We based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the SEC, or contained in our records.

(2)  This amount includes (a) 1,450 shares held by Mr. Ackerman’s trust and 825 shares of common stock that Mr. Ackerman may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ackerman possesses sole voting and dispositive power and (b) 13,600 shares are held in a trust owned by Mrs. Ackerman, of which Mrs. Ackerman is trustee.

(3) This amount includes 10,000 shares held by Mr. Adams’ trust over which Mr. Adams possesses sole voting and dispositive power, and 12,475 shares that Mr. Adams may acquire pursuant to currently exercisable stock options.

(4) This amount includes 61,160 shares held in a joint account owned by a trust, of which Dr. Brown’s wife is the trustee, and by a trust, of which Dr. Brown is the trustee.  As trustees, Dr. Brown and his wife share voting and dispositive power over these shares. The amount also includes (a) 825 shares of common stock that Dr. Brown may purchase pursuant to currently exercisable non-qualified stock options, (b) 18,442 shares held in a profit sharing plan of which Dr. Brown is the trustee and holds voting and dispositive power over the shares and (c) 50,727 shares owned by Robert C. Brown, MD, Inc. over which Dr. Brown has voting and dispositive power. The amount shown does not include shares owned directly, or through trusts, by the children of Dr. Brown and the son-in-law of Dr. Brown, David M. Shear, all of which Dr. Brown disclaims beneficial ownership.

(5) Mr. Burtch has the sole voting and dispositive power over these shares, which include 825 shares of common stock that Mr. Burtch may purchase pursuant to currently exercisable non-qualified stock options.

(6) This amount includes (a) 1,000 shares that are held in certain trusts and (b) 825 shares of common stock that Mr. Butkin may purchase pursuant to currently exercisable non-qualified stock options over which Mr. Butkin has voting and dispositive power.

(7) See footnotes (2), (3), (4), and (5) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by B. Golsen.

(8) See footnotes (2), (3), (4), and (5) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by J. Golsen.

(9) Mr. Goss has the sole voting and dispositive power over these shares.

(10) The amount includes 15,000 shares held by Mr. Ille’s trust and 825 shares of common stock that Mr. Ille may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ille possesses sole voting and dispositive power.

(11)  Mr. Jones and his wife share voting and dispositive power over these shares, which include 15,000 shares that Mr. Jones may acquire pursuant to currently exercisable stock options, over which Mr. Jones has sole voting and dispositive power.

(12)  Mr. Munson has the sole voting and dispositive power over these shares, which include 825 shares that Mr. Munson may acquire pursuant to currently exercisable non-qualified stock options.

(13)  This amount represents shares that Mr. Perry may acquire pursuant to currently exercisable stock options, over which Mr. Perry has sole dispositive power.

(14)  The amount includes (a) 16,000 shares of common stock, including 15,000 shares held by a trust, and (b) 825 shares of common stock that Mr. Rhodes may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Rhodes has the sole voting and dispositive power, and (c) 500 shares held by a revocable trust over which Mr. Rhodes’ wife has voting and dispositive power.

(15)  This amount represents shares that Mr. Rieker may acquire pursuant to currently exercisable stock options, over which Mr. Rieker has sole dispositive power.

(16)  Mr. Rydlund has the sole voting and dispositive power over these shares, which include 11,500 shares that Mr. Rydlund may acquire pursuant to currently exercisable stock options plans.

(17)  These shares are held in a joint account owned by Mr. Shear’s revocable trust of which Mr. Shear is the trustee and by Mr. Shear’s spouse’s revocable trust of which his spouse is the trustee.  As trustees, Mr. Shear and his wife share voting and dispositive power over these shares. This amount does not include, and Mr. Shear disclaims beneficial ownership of the shares beneficially owned by Mr. Shear’s wife, which consist of 8,988 shares, the beneficial ownership of which is disclaimed by her, that are held by trusts of which she is the trustee.

(18)  Mr. Shelby has the sole voting and dispositive power over these shares, which include 15,000 shares that Mr. Shelby may acquire pursuant to currently exercisable stock options plans.

(19)  Mr. Shelley has the sole voting and dispositive power over these shares which include 825 shares that Mr. Shelley may acquire pursuant to currently exercisable non-qualified stock options.

(20)  The amount includes 2,000 shares of common stock, including 57,455 shares held by a trust, over which Mr. Tepper has the sole voting and dispositive power.

(21)  The shares of common stock include 78,225 shares of common stock that executive officers and directors have the right to acquire within 60 days under our stock option plans and 1,066,266 shares of common stock that executive officers, directors, or entities controlled by our executive officers and directors, have the right to acquire within 60 days under other convertible securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Family Relationships

Jack E. Golsen is the father of Barry H. Golsen and the brother-in-law of Robert C. Brown. Robert C. Brown is the uncle of Barry H. Golsen. David M. Shear is the nephew by marriage to Jack E. Golsen and son-in-law of Robert C. Brown. Although not executive officers or directors of the Company, Steve J. Golsen, the son of Jack E. Golsen, brother of Barry H. Golsen, and the nephew of Robert C. Brown, is the Chief Operating Officer of our Climate Control Business, and Heidi Brown Shear, Vice President and Managing Counsel of the Company, is the daughter of Robert C. Brown and spouse of David M. Shear.

Policy as to Related Party Transaction

Pursuant to the Audit Committee Charter, our Audit Committee reviews any related party transactions involving the Company (including our subsidiaries) and any of our directors and executive officers. The following related party transactions were reviewed by the Audit Committee or the Board of Directors as a whole.

Related Party Transactions

Golsen Group

The Golsen Group has acquired from an unrelated third party $5,000,000 of the 2007 Debentures. During 2009, we incurred interest expense of $275,000 relating to the debentures held by the Golsen Group, of which $137,500 remained accrued at December 31, 2009 and was paid in January, 2010.  In 2009, we also paid interest of $137,500 that was accrued at December 31, 2008.

In March 2009, we paid dividends totaling approximately $240,000 and $60,000 on our Series B Preferred and our Series D Preferred, respectively.  In March 2010, we paid dividends totaling approximately $240,000 and $60,000 on our Series B Preferred and our Series D Preferred, respectively. All of the outstanding shares of Series B Preferred and Series D Preferred are owned by the Golsen Group.

During 2009, the Golsen Group occupied approximately 1,500 square feet of office space in our corporate offices for which the annual rent is $12,000.

Steven J. Golsen, Chief Operating Officer of our Climate Control Business, received compensation in 2009 of approximately $483,000, which included $150,000 bonus and $6,100 automobile allowance. Heidi Brown Shear, Vice President and Managing Counsel to the Company, received compensation in 2009 of approximately $164,000, which included $35,000 bonus and $4,000 automobile allowance.

Northwest

Northwest Internal Medicine Associates (“Northwest”), a division of Plaza Medical Group, P.C., has an agreement with the Company to perform medical examinations of the management and supervisory personnel of the Company and its subsidiaries. Each year, we pay Northwest $2,000 a month to perform such examinations, under the agreement. Dr. Robert C. Brown (a director of the Company) is Vice President and Treasurer of Plaza Medical Group, P.C.  In addition, Dr. Brown receives a fee of $2,000 per month to perform medical director consulting services for the Company in connection with the Company’s self-insured health plan and workmen’s compensation benefits.

Board Independence

The Board of Directors has determined that each of Messrs. Ackerman, Burtch, Butkin, Ille, Munson, Rhodes, Perry, Shelley and Ms. Lapidus is an “independent director” in accordance with the current listing standards of the NYSE.

The Board of Directors has affirmatively determined that each of Messrs. Ackerman, Burtch, Butkin, Ille, Munson, Rhodes, Perry, Shelley and Ms. Lapidus has no material relationship with the Company whether directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Directors responded to a questionnaire asking about their relationships with us (and those of their immediate family members) and other potential conflicts of interest. In addition, the Board of Directors reviewed and considered information related to transactions, relationships, or arrangements between us and the directors or parties related to the directors and determined that each of the directors listed above are independent, and that the members of the Audit, Compensation, and Nominating Committees meet the independence tests of the NYSE and the SEC.

AVAILABLE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.

Copies of such reports, proxy statements and other information may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 100 Fifth Street, N.E., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the internet at Hwww.sec.govH.

A copy of the Company’s 2009 Annual Report accompanies this proxy statement, which Annual Report includes the Company’s 2009 Form 10-K.  Copies of exhibits to the Form 10-K are available upon request, but a reasonable fee per page will be charged to the requesting stockholder.

Requests for documents relating to us should be directed to:

Director - Communications Department
c/o LSB Industries, Inc.
16 South Pennsylvania Avenue
Post Office Box 754
Oklahoma City, Oklahoma  73101

Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy card and return it in the accompanying envelope or follow the instructions provided for voting by phone or via the internet, if applicable. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation is appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxy cards or voted by phone or the internet.

IMPORTANT NOTICE REGARDING THE AVAILABILTY OF PROXY MATERIALS FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2010

          The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the 2010 Annual Meeting of Stockholders and Annual Report for the year ended December 31, 2009 are available at www.envisionreports.com/lxu.

By order of the Board of Directors,

David M. Shear
Senior Vice President,
Secretary and General Counsel

May 10, 2010

LSB INDUSTRIES, INC.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 10, 2010.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/LXU
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone
telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in    ☒      • Follow the instructions provided by the recorded message.
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

_ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _

[A] Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:                     For  Withhold              For  Withhold               For  Withhold

01 - Charles A. Burtch           02 - Robert A. Butkin             03 - Jack E. Golsen       

        04 - Horace G. Rhodes    

2. The ratification of the Audit Committee appointment of         For   Against Abstain     3. In their discretion, the proxies are authorized to vote upon such
Ernst & Young, LLP, as the Company’s independent                      other business as may properly come before the meeting.
registered public accounting firm for 2010.

[B] Non-Voting Items

Change of Address — Please print new address below.

[C]Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

Date (mm/dd/yyyy) — Please print date below.             Signature 1 — Please keep signature within the box.       Signature 2 — Please keep signature within the box.

________/____/_________                   _______________________________________        _________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2010

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the 2010 Annual Meeting of Stockholders and Annual Report for the year ended December 31, 2009 are available at www.envisionreports.com/LXU.

_ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _

Proxy — LSB INDUSTRIES, INC.

PROXY FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Golsen, Tony M. Shelby, Barry H. Golsen and each of them, the undersigned’s proxy, with full power of substitution, to attend the annual meeting of the shareholders of LSB Industries, Inc. (the “Company”) on Thursday, June 10, 2010, at 11:30 a.m., Central Daylight Time, at the Company’s offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, and at any adjournment of that meeting and to vote the undersigned’s shares of the Common Stock, Convertible Noncumulative Preferred Stock, 12% Series B Cumulative Convertible Preferred Stock, and Series D 6% Cumulative Convertible Preferred Stock, all of which vote as single class, as designated on the reverse side.

Please sign exactly as your name appears hereon, date and return this Proxy Card promptly, using the self-addressed, prepaid envelope enclosed for your convenience.  Please correct your address before returning this Proxy Card.

The persons named as proxies hereon will vote the shares of stock represented by this Proxy Card in accordance with the specifications made in Items 1 and 2. If the undersigned makes no specification, the persons named as proxies on the reverse side will vote the shares “FOR” Items 1 and 2.

(CONTINUED ON REVERSE SIDE)